UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
August 21, 2008 (August 15, 2008)
Date of report (Date of earliest event reported)
ALLEGHENY ENERGY, INC.
(Exact name of registrant as specified in charter)

Maryland	1-267	13-5531602
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Cabin Hill Drive Greensburg, Pennsylvania	15601-1689
(Address of principal executive of offices)	(Zip code)
Registrant’s telephone number, including area code: (724) 837-3000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.
     TrAILCo Credit Agreement. On August 15, 2008 (the “Closing Date”), Trans-Allegheny Interstate Line Company (“TrAILCo”), a wholly owned, indirect subsidiary of Allegheny Energy, Inc. (“AYE”), entered into a $550,000,000 Credit Agreement (the “Credit Agreement”) with Citigroup Global Markets Inc. and BNP Paribas Securities Corp., as Joint Lead Arrangers and Joint Book Managers, Citibank, N.A., as Administrative Agent (the “Administrative Agent”), Union Bank of California, N.A., as Collateral Agent, BNP Paribas, as Issuing Bank, and the Lenders party thereto from time to time (collectively, the “Bank Parties”).
     The Credit Agreement provides for a $530 million senior secured construction facility (the “Construction Facility”) and a $20 million senior secured revolving credit facility (the “Revolving Facility” and, together with the Construction Facility, the “Credit Facilities”), subject to the terms and conditions described below and in the Credit Agreement. In addition, on or before August 15, 2014, TrAILCo will, subject to certain conditions, have the right, but not the obligation, to increase the amount of the Credit Facilities by incurring an incremental facility in an aggregate amount not to exceed $150 million (the “Incremental Facility”).
     The Credit Facilities, including any Incremental Facility, will be used to finance (i) TrAILCo’s development, construction, acquisition, maintenance, ownership and operation of an approximately 185 mile 500 kV transmission line, including transformers, substations, radial lines and other equipment and facilities, from a new substation in Washington County, Pennsylvania to a point of interconnection with Virginia Electric and Power Company (“Dominion”) in Virginia, (ii) TrAILCo’s 50% ownership interest in an approximately 30 mile 500 kV transmission line in Virginia to be constructed by Dominion (together with the transmission line described in clause (i) above, “TrAIL”), (iii) a new transmission operations facility to be constructed and owned by TrAILCo in West Virginia, (iv) the development, construction, acquisition, maintenance, ownership and operation of certain other electric transmission projects (together with TrAIL and the facility described in clause (iii) above, the “Project”), (v) costs incurred in connection with the issuance of or compliance with necessary regulatory approvals and related settlement agreements and (vi) fees and expenses incurred in connection with the financing. The amounts available for funding under the Credit Facilities are subject to certain sublimits prior to TrAILCo’s receipt of necessary state and/or federal approvals of the siting and construction of TrAIL, as more fully described in the Credit Agreement.
     All loans under the Credit Agreement may be prepaid at any time without premium or penalty and are due and payable on the date that is seven years from the Closing Date (the “Maturity Date”), subject to certain mandatory prepayment obligations, as described in the Credit Agreement.
     Loans under the Credit Agreement bear interest, depending on the type of loan requested, at a rate equal to either (i) the higher of the rate announced publicly from time to time by the Administrative Agent as its base rate or half of 1% above the Federal Funds Effective Rate (as defined in the Credit Agreement) in effect from time to time (the “Base Rate”), plus the applicable margin, which for Base Rate loans is 0.875% per annum for the period from the Closing Date until the fifth anniversary thereof and 1% per annum from the fifth anniversary of the Closing Date and thereafter, or (ii) Adjusted LIBOR (as defined in the Credit Agreement), plus the applicable margin, which for Eurodollar loans is 1.875% per annum for the period from the Closing Date until the fifth anniversary thereof and 2% per annum from the fifth anniversary of the Closing Date and thereafter.

     The Credit Agreement contains representations and warranties, affirmative and negative covenants and events of default customary to transactions of its nature.
     Some of the Bank Parties have or may have had various relationships with AYE and its affiliates involving the provision of a variety of financial services, including cash management, investment banking, and the issuance of letters of credit.
     AYE Equity Commitment Agreement. On August 15, 2008, AYE entered into an Equity Commitment Agreement with Union Bank of California, as Collateral Agent (the “Equity Commitment Agreement”), pursuant to which AYE agreed to make equity contributions to TrAILCo in an aggregate amount of up to $670 million (as such amount, including equity contributions made to TrAILCo prior to the Closing Date, may be increased from time to time pursuant to the terms of the Equity Commitment Agreement) as necessary for TrAILCo to maintain a Debt to Equity Ratio (as defined in the Credit Agreement) of (i) 2:1 prior to Completion (as defined in the Credit Agreement) of the Project and (ii) 1:1 following Completion (as defined in the Credit Agreement) of the Project.
Item 2.03      Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY ENERGY, INC.

Dated: August 21, 2008	By:	Philip L. Goulding

	Name:	Philip L. Goulding
	Title:	Senior Vice President and Chief Financial Officer